Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          UCI MEDICAL AFFILIATES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

      Delaware                                                                                        59-2225346
(State or Other Jurisdiction of                                                                 (I.R.S. Employer
Incorporation or Organization)                                                                  Identification No.)

                                                                                     Jerry F. Wells, Jr.
                                                                                   Chief Financial Officer
          1901 Main Street, Suite 1200                                          1901 Main Street, Suite 1200
         Columbia, South Carolina 29201                                        Columbia, South Carolina 29201
                 (803) 252-3661                                                        (803) 252-3661

(Address, Including Zip Code, and Telephone Number,                    (Name, Address, Including Zip Code, and Telephone Number,
 Including Area Code, of Registrant's Principal Executive Offices)       Including Area Code, of Agent for Service)

                                    Copy To:

                               William S. McMaster
                       Nexsen Pruet Jacobs & Pollard, LLP
                          1441 Main Street, Suite 1500
                         Columbia, South Carolina 29201

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                                          CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
                                        Amount to        Proposed Maximum         Proposed Maximum         Amount of
 Title of Each Class of Securities          be          Offering Price Per       Aggregate Offering       Registration
         to be Registered               Registered           Unit (1)                 Price (1)               Fee
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                1,200,000          $1.53                        $1,836,000               $542
--------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the Registrant's Common Stock reported on the Nasdaq SmallCap Market on June 10, 1998.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                1,200,000 Shares

                          UCI MEDICAL AFFILIATES, INC.

                                  Common Stock


         This Prospectus relates to the public offering that may be made from time to time of up to 1,200,000 shares (the "Shares") of common stock, $0.05 par value per share (the "Common Stock"), of UCI Medical Affiliates, Inc., a Delaware corporation (the "Company"), by, or for the accounts of, the holders thereof (collectively, the "Selling Shareholders"). See "Selling Shareholders."

         The Shares were issued by the Company on May 12, 1998 to two investors in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act") and applicable state securities laws.

         The Selling Shareholders have advised the Company that they intend to sell the Shares offered hereby from time to time in the over-the-counter market, including ordinary broker's transactions, in privately negotiated transactions, or through sales to one or more dealers for resale of such Shares. Such sales may be made at prevailing market prices at the time of sale, at prices related to such prevailing market prices, or at negotiated prices satisfactory to the Selling Shareholders, or in any combination thereof. Until such time as the Shares are eligible for public sale by the Selling Shareholders under Rule 144 under the 1933 Act, the Registration Statement of which this Prospectus forms a part must be current at the time any Selling Shareholder makes any public sale of Shares. See "Plan of Distribution."

         The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "UCIA." On June 10, 1998, the last sale price of the Common Stock as reported on the Nasdaq SmallCap Market was $1.50 per share.

          The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. By agreement with the Selling Shareholders, the Company has agreed to pay all of the expenses of registering the Shares offered hereby (other than any underwriter or selling agent's discounts and commissions and fees and costs of legal counsel or other advisors to the Selling Shareholders). See "Selling Shareholders."

                 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" ON PAGES 4 THROUGH 9.
                               -------------------

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
            OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                    ANY REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is June , 1998.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (the "Registration Statement," which term shall include all amendments thereto) under the 1933 Act with respect to the securities offered hereby. This Prospectus, filed as part of that Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions having been omitted from this Prospectus in accordance with the rules and regulations of the Commission. For further information with respect to the Company, the securities offered by this Prospectus and such omitted information, reference is made to the Registration Statement, including any and all exhibits and amendments thereto, which Registration Statement may be inspected and copied in the manner and at the sources described below. Statements contained in this Prospectus concerning the provisions of any document filed as an exhibit are of necessity brief descriptions thereof and are not necessarily complete, and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by this reference.

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. and at its regional offices located in Chicago, Illinois and New York, New York. Please call the Commission at 1-800-SEC-0330 for more information on these public reference rooms. Copies of such material, including the Registration Statement, can be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet web site at "http://www.sec.gov" that contains reports, proxy and other information statements and other information regarding companies, such as the Company, that file electronically with the Commission The Company's Common Stock is quoted on the Nasdaq SmallCap Market. Reports, proxy statements and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, filed with the Commission by the Company under the Exchange Act, are incorporated by reference into this Prospectus:

         (a) The Company's Annual Report on Form 10-KSB/A for the fiscal year ended September 30, 1997;

         (b) The Company's Quarterly Reports on Form 10-QSB for the quarters ended December 31, 1997 and March 31, 1998;

         (c) The Company's Current Reports on Form 8-K and Form 8-K/A filed April 20, 1998, May 11, 1998, May 28, 1998 and June , 1998;
                  and

         (d) The description of the Company's Common Stock contained in the Company's Form 8-A dated March 6, 1985.

         All other reports and documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and shall be deemed a part hereof from the date of filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Copies of the above documents (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) are available upon written or oral request, without charge, from the Company, 1901 Main Street, Suite 1200, Columbia, South Carolina 29201, telephone: (803) 252-3661, Attention: Jerry F. Wells, Jr.

                                   THE COMPANY

General

         UCI Medical Affiliates, Inc. ("UCI" or the"Company") is a holding company that operates through its wholly-owned subsidiaries, UCI Medical Affiliates of South Carolina, Inc., a South Carolina corporation ("UCI-SC"), and UCI Medical Affiliates of Georgia, Inc., a South Carolina corporation ("UCI-GA"). Through these subsidiaries, the Company provides nonmedical management and administrative services for its network of 48 freestanding medical centers (the "UCI Centers") located in South Carolina, Georgia and Tennessee. In compliance with applicable laws governing the corporate practice of medicine, all medical services at the UCI Centers are provided by or under the supervision of profesional corporations organized in each of the three states in which the UCI Centers are located. These three profesional corporations include Doctor's Care, P.A., a South Carolina professional corporation ("DC-SC"), Doctor's Care of Georgia, P.C., a Georgia professional corporation ("DC-GA"), and Doctor's Care of Tennessee, P.C., a Tennessee professional corporation ("DC-TN"). Each of DC-SC, DC-GA and DC-TN (collectively, the "UCI-PCs") operates solely to fulfill the licensed medical provider responsibilities associated with the UCI Centers operating in its respective state of organization. These responsibilities, as well as various administrative, management and support functions, are carried out pursuant to administrative services agreements between UCI-SC and DC-SC and betwen UCI- GA and each of DC-GA and DC-TN.

         The Company's principal executive offices are located at 1901 Main Street, Suite 1200, Columbia, South Carolina 29201. The Company's telephone number is (803) 252-3661.

Recent Acquisition

         On May 13, 1998, UCI-GA acquired substantially all of the assets of MainStreet Healthcare Corporation, a Delaware corporation ("MHC"), for a purchase price of $8,050,000, plus the assumption of $594,185 of MHC's line of credit, all as described in an Acquisition Agreement and Plan of Reorganization dated February 9, 1998 (the "Agreement") by and among UCI-GA, UCI, MHC, certain professional corporations associated with MHC, and the MHC shareholders. The Agreement was amended on April 15, 1998, and further amended on May 7, 1998. The acquisition of MHC (the "Acquisition") is being accounted for effective as of May 1, 1998.

         Prior to its acquisition by UCI-GA, MHC provided non-medical management and administrative functions for nine medical facilities in the State of Georgia and two medical facilities located in the State of Tennessee. The medical services of the Georgia facilities are now provided by DC-GA, and the medical services of the Tennessee facilities are now provided by DC-TN. Each of UCI-GA, DC-GA and DC-TN were formed in 1988 for the purpose of acquiring the assets and liabilities associated with the medical operations of MHC. Pursuant to the Agreement, DC-GA purchased substantially all of the assets (including patient records) of the Georgia professional corporation associated with MHC for a purchase price of one hundred dollars. Similarly, pursuant to the Agreement, DC-TN purchased substantially all of the assets (including patient records) of the Tennessee professional corporation associated with MHC.

         The consideration paid by UCI-GA in connection with the Acquisition was determined by arms-length negotiations between UCI, UCI-GA and MHC. The purchase price paid by UCI-GA in the Acquisition consisted in part of a cash payment by UCI-GA at closing of $450,000 to an escrow agent appointed by MHC and the delivery of a promissory note in the original principal amount of $800,000 executed by the UCI-GA in favor of the escrow agent. Such promissory note bears interest at a rate of 6.5% per annum and is due and payable on August 1, 1998. UCI guaranteed the promissory note. The purchase price received by the escrow agent is to be used to pay certain creditors of MHC identified to the escrow agent by MHC. Pursuant to the Agreement, UCI-GA also assumed all of MHC's equipment and real property leases related to its facilities. UCI-GA expects to continue the operations at such facilities in substantially the same manner as they were conducted prior to the Acquisition.

          The funds used for the cash portion of the purchase price in the Acquisition were provided from a cash distribution to UCI-GA from its parent company, UCI, out of a portion of the net proceeds received by UCI from the sale by UCI of 1,200,000 shares of UCI common stock ("Common Stock") in a private placement which closed on May 12, 1998 (the "Private Placement"). The net proceeds to UCI of the Private Placement were $1,074,000. The shares issued in the Private Placement are the shares to which this Prospectus relates.

         The balance of the purchase price of the Acquisition consisted of the delivery to MHC of a Conditional Delivery Agreement (the "Conditional Delivery Agreement") by and between UCI, UCI- GA and MHC which requires UCI to issue to MHC 2,091,396 shares of the Common Stock of UCI after the approval of the shareholders of UCI.

         The issuance of the shares to MHC pursuant to the Conditional Delivery Agreement requires the prior approval of the shareholders of UCI of (i) a proposed amendment to UCI's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 30,000,000 shares, and
(ii) the issuance of the shares to MHC as provided in the Agreement. The shareholders of UCI will vote on these proposed resolutions at the next meeting of the shareholders of UCI which is scheduled to be held on or about July 31, 1998. The Conditional Delivery Agreement states that in the event the shareholders of UCI fail to approve any of the required resolutions necessary to issue the shares to MHC as provided in the Agreement, as amended, the transactions contemplated in the Agreement, as amended, shall be unwound and each of the parties to the extent possible shall be restored to its position held prior to the closing.

                                  RISK FACTORS

         The securities offered hereby involve a high degree of risk. Each prospective investor should carefully consider the following risk factors inherent in, and affecting the business of, the Company and this Offering before making an investment decision.

Nasdaq Delisting.

         The Common Stock is currently listed for trading on the Nasdaq SmallCap Market. The continued trading of the Common Stock on the Nasdaq SmallCap Market is conditioned upon the Company meeting certain quantitative and qualitative requirements regarding assets, capital, earnings surplus, stock price and corporate governance features. During 1997, the NASD expanded the quantitative and qualitative listing criteria for all companies listed on the Nasdaq Stock Market and placed additional corporate governance listing standards on companies currently listed on the Nasdaq SmallCap Market. These new requirements for continued listing became effective as to the Company on February 23, 1998. On February 26, 1998, UCI was formally notified by the Nasdaq Stock Market that a review of its financial statements indicated that the Company was not in compliance with the new requirements for continued listing as a consequence of its failure to meet the requirement of at least $2 million in net tangible assets. As of December 31, 1997, the Company had net tangible assets of approximately $1 million. Giving effect to the Acquisition and the Private Placement, the pro forma net tangible assets of the Company as of March 31, 1998 were approximately $3.45 million. Consequently, the Company believes that the Company is currently in compliance with the Nasdaq Stock Market net tangible assets requirement as well as with all other applicable listing requirements. Prior to the Acquisition, the Company submitted a proposed plan of compliance to the Nasdaq Stock Market indicating its proposed timetable for satisfying the new listing requirements. Following the May 13, 1998 closing of the Acquisition, the Company notified the Nasdaq Stock Market of the Company's belief that it was then in compliance with applicable listing requirements. On June 8, 1998, the Company was notified by the Nasdaq Stock Market that it was denying the Company's request for continued Nasdaq listing. The Company has applied to appeal this decision by Nasdaq. During the pendency of such appeal, the Company's Common Stock will remain listed on the Nasdaq Stock Market. To the extent that the Nasdaq Stock Market does not accept the Company's position regarding satisfaction of the new maintenance criteria, the Common Stock will be delisted, and trading in the Common Stock thereafter, if any, will likely be conducted in the over-the-counter bulletin board. As a consequence of any such delisting, it is expected that stockholders of UCI will find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. In addition, any such delisting will make the Common Stock substantially less attractive as collateral for margin and purpose loans, for investment by financial institutions under their internal policies or state legal investment laws, as consideration in the financing of future acquisitions of other medical practices by the Company, and for issuance by the Company in future capital raising transactions. Although following a delisting, the Common Stock may be eligible for quotation on the over-the-counter bulletin board, the Company is informed that the NASD may presently be considering higher standards for permitting quotations of securities on such bulletin board, thereby foreclosing this trading market to UCI stockholders as well.

Disclosure Relating to Low-Priced Stocks.

         In the event the Common Stock is delisted from the Nasdaq Stock Market, as long as the trading price of the Common Stock is less than $5.00 per share, trading in the Common Stock in the secondary market is subject to certain rules promulgated under the Securities Exchange Act of 1934, which rules require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of stockholders to sell the Common Stock in the secondary market.

History of Losses.

         Investment in the shares may be considered to be speculative due to the Company's operating history of losses, liquidity problems, uncertainty of revenues, markets, profitability and the need for additional funding. The Company incurred net losses of approximately $83,726 and $1,359,739 for the years ended September 30, 1997 and 1995, respectively, and had incurred a net loss of $1,051,319 for the six months ended March 31, 1998. The Company had net income of $466,079 for the year ended September 30, 1996. The Company's financial viability depends on the Company achieving a significant increase in income from operations

Financial Status of MHC Following the Acquisition.

         MHC has experienced losses and operating deficits since its inception in February 1996. UCI expects that the operations associated with the assets acquired in the Acquisition may continue to experience losses and require the infusion of substantial capital to build those operations to a profitable state. Although UCI management believes that the assets acquired from MHC in the Acquisition are valuable to the Company's operations and are expected to contribute to long-term profitability and enhanced stockholder value, there can be no assurance that such expectations can be realized or that UCI can achieve profitability as a consequence of the Acquisition. To the extent the Company's expectations regarding the impact of the Acquisition are not realized, the Company will require additional financing to implement its strategies and achieve its objectives. The Company may seek such additional financing through private financings, debt or equity offerings or collaborative arrangements with others.

         In addition, MHC continues to have various repayment obligations to its third-party creditors. To the extent that MHC is unable to satisfy its obligations to such creditors, MHC could be forced to file for protection under applicable bankruptcy laws or could be placed into an involuntary bankruptcy proceeding by its creditors. In such event, the transfer of assets to UCI pursuant to the Acquisition could come under review of a bankruptcy trustee, who could seek to characterize the transfer in the Acquisition as a preference that could be set aside under applicable bankruptcy law, requiring UCI and MHC to reverse the transactions comprising the Acquisition. Pursuant to the Acquisition Agreement, MHC, the professional corporations associated with MHC, and certain of the MHC stockholders have represented and warranted that they will not hinder, delay, defraud or avoid any obligation to any past, present or future creditor in the transactions contemplated by the Acquisition Agreement; that the consideration received by MHC and the professional corporations associated with MHC is more than a reasonably equivalent value in exchange for the transfer of the assets of MHC and the professional corporations associated with MHC; that each of MHC and the professional corporations associated with MHC is solvent and will not be rendered insolvent as a result of the transactions contemplated by the Acquisition Agreement; and that neither MHC nor any of the professional corporations associated with MHC has initiated, nor does it intend to initiate or expect to have initiated against it as debtor, any proceeding under federal or any state's bankruptcy, insolvency or similar laws. Additionally, MHC and the professional corporations associated with MHC have represented and warranted to UCI-GA that MHC and the professional corporations associated with MHC shall, as and when due, use their reasonable best efforts within eleven months after the closing of the Acquisition to pay all valid liabilities of MHC and the professional corporations associated with MHC which are not assumed by UCI-GA. The Company's remedy for any breach of the foregoing by MHC, the professional corporations associated with MHC or the MHC stockholders is subject to certain limitations which apply to all breaches of the Acquisition Agreement. Although MHC has represented that it intends to satisfy its third-party creditor obligations following the Acquisition, in the event of a set-aside pursuant to applicable bankruptcy law, the expected benefits to UCI from the Acquisition would not be achieved and, subject to a possible recovery under the applicable indemnification provisions of the Acquisition Agreement, the transaction costs associated with the Acquisition would not be recoverable by UCI, thereby adversely affecting UCI's operations.

Managing Growth through Acquisitions.

         The rapid growth of the Company's business through acquisitions has required it to make additions in personnel and has increased its working capital requirements. Such growth has resulted in new and increased responsibilities for management and has placed additional demands upon the Company's management, operating, financial, and technical resources. There can be no assurance that these demands will not have a material adverse effect on the Company's business, financial condition, and results of operations, nor can there be any assurance that the Company will be able to attract or retain competent personnel and improve its operational systems sufficiently to support the expansion of its operations. The Company's business requires significant levels of working capital. The Company may in the future require additional equity or debt financing to support its increased working capital needs in connection with any expansion of its business. Such financing may not be available on terms that are favorable to the Company, if at all. Also important to the Company's success will be its ability to achieve additional economies of scale in order to improve its operating margins. There can be no assurance that the Company will be able to obtain adequate working capital or achieve such economies of scale, and the failure to do so could have a material adverse effect on the Company's business, financial condition, and results of operations.

Competition.

         The UCI Centers face competition, in varying degrees, from hospital emergency rooms, private doctor's offices and other competing freestanding medical centers. Some of these providers have financial resources which are greater than those of the Company. In addition, traditional sources of medical services, such as hospital emergency rooms and private physicians, have had, in the past, a higher degree of recognition and acceptance by patients than centers such as those operated by UCI. Following the Acquisition, the Company changed the name under which the UCI Centers in Georgia and Tennessee publicly conduct business. While the Company's management believes that such centers will be able to compete on the basis of accessibility, including evening and weekend hours, a non-appointment policy, the attractiveness to large employers and third-party payors of the Company's state-wide network, and on the basis of a competitive fee schedule, there can be no assurance that such centers will be able to compete successfully in the future, or that the change in the name of such centers will not adversely affect the operations of such centers.

Quarterly Fluctuations in Operating Results.

         Operating results may fluctuate quarterly as a result of various factors, including changes in demand for medical services, the introduction of new services by the Company and its competitors, changes in third-party reimbursement policies, changes in reimbursement rates, changes in the level of operating expenses, the timing of acquisitions or investments, difficulty in maintaining margins, and general competitive and economic conditions. The Company believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. It is possible that in certain future periods, the Company's operating results may be below the expectations of public market analysts and investors. In such event, the market price of the Common Stock would likely be materially and adversely affected.

Government Regulation.

         As participants in the health care industry, the Company's operations and relationships are subject to extensive and increasing regulation by a number of governmental entities at the federal, state and local levels. Prior to the Acquisition, MHC's operations and relationships were also subject to such regulation.

         Limitations on the Corporate Practice of Medicine

         Federal law and the laws of many states, including Georgia, South Carolina and Tennessee, generally specify who may practice medicine and limit the scope of relationships between medical practitioners and other parties. Under such laws, business corporations such as UCI, UCI-SC, UCI-GA and MHC are prohibited from practicing medicine or exercising control over the provision of medical services. In order to comply with such laws, the medical director and all medical services at the UCI Centers are provided by or under the supervision of the UCI-PCs pursuant to contracts with the Company's wholly-owned subsidiaries. The UCI-PCs are organized so that all physician services are offered by the physicians who are employed by the UCI-PCs. None of UCI, UCI-SC or UCI-GA employs practicing physicians as practitioners, exerts control over any physician's decisions regarding medical care or represents to the public that it offers medical services. UCI-SC has entered into an administrative services agreement with DC-SC for the performance by UCI-SC of all administrative, management and support functions of the UCI Centers in South Carolina. As part of the Acquisition, UCI-GA also entered into an administrative services agreement with each of DC-GA and DC-TN for the performance by UCI-GA of all administrative, management and support functions of the UCI Centers in Georgia and Tennessee. UCI-SC believes that the services it provides to DC-SC and the services UCI-GA provides to DC-GA and DC-TN, which currently result in control over the assets of the UCI-PCs and mandate financial statement consolidation under generally accepted accounting principles, do not constitute the practice of medicine under applicable laws. Accordingly, UCI believes that it is not in violation of applicable state laws relating to the practice of medicine.

         Nevertheless, because of the unique structure of the relationships existing between UCI-SC, UCI-GA and the UCI-PCs, many aspects of UCI's business operations have not been the subject of state or federal regulatory interpretation. There can be no assurance that a review by the courts or regulatory authorities of the business formerly conducted by any or all of the Company or MHC or currently conducted by the Company will not result in a determination that could adversely affect the operations of any or all of them or that the healthcare regulatory environment will not change so as to restrict the existing operations or proposed expansion of the Company's business.

         Third Party Reimbursements

         Prior to the Acquisition, approximately five percent of the revenues of the Company and approximately 15 percent of the revenues of MHC were derived from payments made by government-sponsored health care programs (principally, Medicare and Medicaid). As a result, any change in reimbursement regulations, policies, practices, interpretations or statutes could adversely affect the operations of the Company. There are also state and federal civil and criminal statutes imposing substantial penalties, including civil and criminal fines and imprisonment, on healthcare providers that fraudulently or wrongfully bill governmental or other third-party payors for healthcare services. The Company believes it is in material compliance with such laws, but there can be no assurance that the Company's activities will not be challenged or scrutinized by governmental authorities.

         Anti-Kickback Laws

         Certain provisions of the Social Security Act, commonly referred to as the "Anti-kickback Statute," prohibit the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by Medicare or state health programs. Many states have adopted similar prohibitions against payments intended to induce referrals of Medicaid and other third-party payor patients. Although the Company believes that it is not in violation of the Anti-kickback Statute or similar state statutes, its operations do not fit within any of the existing or proposed federal safe harbors.

         Self-Referral Laws

         Significant prohibitions against physician referrals were enacted by the U.S. Congress in the Omnibus Budget Reconciliation Act of 1993. Subject to certain exemptions, a physician or a member of his immediate family is prohibited from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest or with which the physician has entered into a compensation arrangement. While the Company believes it is currently in compliance with such legislation, future regulations could require the Company to modify the form of its relationships with physician groups. Some states have also enacted similar self-referral laws, and the Company believes it is likely that more states will follow. The Company believes that its practices fit within exemptions contained in such laws. Nevertheless, expansion of the operations of the Company to certain additional jurisdictions may require structural and organizational modifications of the Company's relationships with physician groups to comply with new or revised state statutes. Such modifications could adversely affect the operations of the Company.

         Antitrust Laws

         Because each of the UCI-PCs is a separate legal entity, each may be deemed a competitor subject to a range of antitrust laws which prohibit anti-competitive conduct, including price fixing, concerted refusals to deal and division of market. The Company believes it is in compliance with such state and federal laws which may affect its development of integrated healthcare delivery networks, but there can be no assurance that a review of the Company's business by courts or regulatory authorities will not result in a determination that could adversely affect the operations of the Company.

         Healthcare Reform

         As a result of the continued escalation of healthcare costs and the inability of many individuals to obtain health insurance, numerous proposals have been or may be introduced in the U.S. Congress and in state legislatures relating to healthcare reform. There can be no assurance as to the ultimate content, timing or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which may be material, on the Company.

         Regulation of Risk Arrangements and Provider Networks

         Federal and state laws regulate insurance companies, health maintenance organizations and other managed care organizations. Generally, these laws apply to entities that accept financial risk. Certain of the risk arrangements entered into by the Company could possibly be characterized by some states as the business of insurance. The Company, however, believes that the acceptance of capitation payments by a healthcare provider does not constitute the conduct of the business of insurance. Many states also regulate the establishment and operation of networks of healthcare providers. Generally, these laws do not apply to the hiring and contracting of physicians by other healthcare providers.
 The Company believes that it is in compliance with these laws in the states in which it currently does business, but there can be no assurance that future interpretations of these laws by the regulatory authorities in Georgia, South Carolina, Tennessee or the states in which the Company may expand in the future will not require licensure of the Company's operations as an insurer or provider network or a restructuring of some or all of the Company's operations. In the event the Company is required to become licensed under these laws, the licensure process can be lengthy and time consuming and, unless the regulatory authority permits the Company to continue to operate while the licensure process is progressing, the Company could experience a material adverse change in its business while the licensure process is pending. In addition, many of the licensing requirements mandate strict financial and other requirements which the Company may not immediately be able to meet. Further, once licensed, the Company would be subject to continuing oversight by and reporting to the respective regulatory agency.

Dilution and Voting Control.

         Upon receipt of requisite shareholder approval, UCI has committed to issue 2,091,396 shares of Common Stock to a designated escrow agent in connection with the Acquisition and has committed to issue stock purchase warrants (the "Warrants") for the purchase of up to 300,000 shares of Common Stock as placement agent and financial advisory services fees in connection with the May 12, 1998 Private Placement. Without giving effect to any other issuance of Common Stock by UCI following the closing of the Acquisition, such additional shares of Common Stock to be issued in connection with the Acquisition and pursuant to the exercise of the Warrants would represent, in the aggregate, approximately 24.7 percent of the number of shares of Common Stock outstanding immediately after the closing of the Acquisition. Accordingly, the contemplated issuance of shares in connection with the Acquisition and the exercise of the Warrants would have the effect of substantially reducing the percentage voting interest in UCI represented by a share of the Common Stock immediately prior to such share issuances.

         As of June 12, 1998, Companion HealthCare Corporation ("CHC") and Companion Property and Casualty Company ("CP&C" and collectively with CHC, the "BCBS Subsidiaries," or individually, a "BCBS Subsidiary"), each of which is a wholly-owned subsidiary of Blue Cross Blue Shield of South Carolina ("BCBS"), owned in the aggregate 2,624,623 shares, or approximately 43 percent, of the outstanding Common Stock. Under various agreements between UCI and the BCBS Subsidiaries (the "Anti-Dilution Agreements"), the BCBS Subsidiaries have the right at any time to purchase from UCI such number of shares of the voting stock of UCI as is necessary for BCBS and its affiliated entities, as a group, to maintain an aggregate ownership of 47 percent of the outstanding voting stock of UCI. To the extent either of the BCBS Subsidiaries exercises such right in conjunction with a sale of voting stock by UCI, the price to be paid by the BCBS Subsidiary is the average price to be paid by the other purchasers in such sale. Otherwise, the price is the average closing bid price of the UCI voting stock on the ten trading days immediately preceding the election by the BCBS Subsidiary to exercise its purchase rights. Consequently, to the extent any of the BCBS Subsidiaries elect to exercise any or a portion of their rights under the Anti-Dilution Agreements following the Private Placement and, if approved, the issuance of shares contemplated by the Acquisition and pursuant to the Warrants, the sale of shares of Common Stock to such BCBS Subsidiary will have the effect of further reducing the percentage voting interest in UCI represented by a share of the Common Stock immediately prior to such sale.

         The substantial ownership of Common Stock by the BCBS Subsidiaries, MHC and other affiliates of the Company following the Acquisition and the Private Placement will provide them with the ability to exercise substantial influence in the election of directors and other matters submitted for approval by the UCI stockholders. As a result, it may be difficult for other stockholders of UCI to successfully oppose matters which are presented by such entities for action by stockholders, or to take actions which are opposed by such entities. Such ownership may also have the effect of delaying, deterring or preventing a change in control of UCI without the consent of such entities. In addition, sales of Common Stock by such entities could result in another stockholder obtaining control over UCI.

Resales of Common Stock and Market Volatility.

          Upon receipt of requisite shareholder approval, UCI has committed to issue 2,091,396 shares of Common Stock to a designated escrow agent in connection with the Acquisition and the Warrants for the purchase of up to 300,000 shares of Common Stock as placement agent and financial advisory services fees in connection with the Private Placement. In addition, 1,200,000 shares of Common Stock were issued to investors in the Private Placement. Without giving effect to any other issuance of Common Stock by UCI following the closing of the Acquisition, shares of Common Stock issued in the Private Placement and the shares that may be issued pursuant to the Acquisition and pursuant to the exercise of the Warrants represent, in the aggregate, approximately 37.1 percent of the number of shares of Common Stock outstanding immediately after such share issuances. The shares issued in connection with the Private Placement and the shares UCI has committed to issue in connection with the Acquisition and pursuant to the Warrants are considered "restricted securities" under applicable securities laws, thereby limiting the resale of such shares into the public market, in the absence of an effective registration or exemption from such registration requirements. This Prospectus covers the sale of the shares issued in the Private Placement. The holders of the shares to be issued pursuant to the Acquisition and to the holders of the Warrants to be issued in connection with the Private Placement have been granted registration rights which entitle such holders to have such shares registered for sale into the public market. To the extent that such holders do not exercise such registration rights, all of such shares will nevertheless become eligible for sale in the public market in accordance with the Securities and Exchange Commission's Rule 144 or Rule 145 one year following the closing of the Acquisition, with certain volume and manner of sale limitations continuing only for one year thereafter (except as to shares held by persons deemed to be affiliates of UCI). In addition, if the proposed amendment to the UCI Certificate is approved by the stockholders at the Annual Meeting, UCI will increase by 20 million the number of shares of Common Stock available for issuance. Sales of substantial amounts of Common Stock, or the availability of substantial amounts of Common Stock for future sale, could adversely affect the prevailing market price of the Common Stock.

         Trading in the Common Stock has historically been very limited, and there can be no assurance that an active trading market for the Common Stock will develop or be sustained. Because of the limited trading liquidity in the Common Stock, the market price of the Common Stock has been vulnerable to significant fluctuations in response to very limited market trading in such shares. The market price of the Common Stock will remain subject to significant fluctuations in response to such factors as well as in response to operating results and other factors affecting the stock market generally. The stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Common Stock in the future.

Potential "Year 2000" Problems.

         It is possible that the Company's currently installed computer systems, software products or other business systems, or those of the Company's vendors, working either alone or in conjunction with other software or systems, will not accept input of, store, manipulate or output dates in the years 1999, 2000 or thereafter without error or interruption (commonly known as the "Year 2000" problem). The Company has conducted a review of its business systems, including its computer systems, and is querying its vendors as to their progress in identifying and addressing problems that their computer systems may face in correctly processing date information as the year 2000 approaches and is reached. However, there can be no assurance that the Company will identify all such Year 2000 problems in its computer systems or those of its vendors or resellers in advance of their occurrence or that the Company will be able to successfully remedy any problems that are discovered. The expenses of the Company's efforts to identify and address such problems, or the expenses or liabilities to which the Company may become subject as a result of such problems, could have a material adverse effect on the Company's business, financial condition and results of operations.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         In connection with the transaction pursuant to which the Shares were issued to the Selling Shareholders, the Company granted certain registration rights to each of the Selling Shareholders whereby the Company is obligated to file one or more registration statements with respect to the Shares set forth opposite such Selling Shareholder's name under the column heading "Shares Offered Hereby" in the table below. The Registration Statement of which this Prospectus forms a part is filed by the Company pursuant to the exercise of such registration rights by each of the Selling Shareholders. In the grant of such registration rights, the Company has agreed to pay all of the expenses of registering the Shares offered hereby (other than any underwriter or selling agent's discounts and commissions and fees and costs of legal counsel or other advisors to the Selling Shareholders).

         The following information has been provided to the Company by the Selling Shareholders, including the number of shares of Common Stock beneficially owned by the Selling Shareholders and the number of Shares being offered for the account of the Selling Shareholders pursuant to this Prospectus. Except as set forth in the notes to the table below, none of the Selling Shareholders has held a position or office, or otherwise had a control relationship, with the Company within the past three years.

                                                 Shares Beneficially          Shares           Beneficially Owned After the
                                                  Owned Prior to the         Offered                   Offering (2)
Name of Selling Shareholder                          Offering (1)             Hereby            Shares             Percentage
--------------------------------                 --------------------      ------------     -------------      ----------------
Huizenga Investments Limited Partership .......               600,000           600,000          -0-                 -0-
Westbury (Bermuda) Ltd........................                600,000           600,000          -0-                 -0-


(1) The Shares were issued by the Company to the indicated shareholders on May 12, 1998 in a private placement. Beneficial ownership reflected in the table is determined in accordance with the rules and regulations of the Commission and generally includes voting or investment power with respect to securities. Except as otherwise specified, each of the shareholders named in the table has indicated to the Company that such shareholder has sole voting and investment power with respect to all shares of Common Stock beneficially owned by that shareholder.
(2)      Assumes that all of the Shares offered hereby are sold.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders have advised the Company that they intend to sell the Shares offered hereby from time to time in the over-the-counter market, including ordinary broker's transactions, in privately negotiated transactions, or through sales to one or more dealers for resale of such Shares as principals, at prevailing market prices at the time of sale, prices related to such prevailing market prices, or at negotiated prices satisfactory to the Selling Shareholders, or in any combination thereof. In effecting any public sales, brokers or dealers may arrange for other brokers or dealers to participate. Any such transaction may involve the payment of broker or dealer fees, commissions or other remuneration to be negotiated and paid by the Selling Shareholder at the time of the transaction.

         Until such time as the Shares are eligible for public sale by the Selling Shareholders under Rule 144 under the 1933 Act, the Registration Statement of which this Prospectus forms a part must be current at the time any Selling Shareholder makes any public sale of Shares.

         The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders.

         The Company has agreed to pay all of the expenses of registering the Shares offered hereby (other than any underwriter or selling agent's discounts and commissions and fees and costs of legal counsel or other advisors to the Selling Shareholders). See "Selling Shareholders."

                                  LEGAL MATTERS

         Certain legal matters in connection with the securities to which this Prospectus relates have been passed upon for the Company by Nexsen Pruet Jacobs & Pollard, LLP, Columbia, South Carolina.

                                     EXPERTS

         The financial statements of the Company as of September 30, 1997 and 1996, and for each of the years in the three-year period ended September 30, 1997, incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-KSB/A for the fiscal year ended September 30, 1997, have been so included in reliance upon the report of Price Waterhouse LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

             -------------------------------------------------------

         No dealer, salesman or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained or incorporated by reference in this Prospectus. Any information or representations not herein contained or incorporated by reference, if given or made, must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell securities or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy the securities by any person in any jurisdiction where such offer or solicitation is not authorized, or in which the person making such offer is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                            ------------------------

                                Table of Contents

                                                                                                                  Page
                                                                                                                  ----

Available Information ...............................................................................................2
Incorporation of Certain Documents by Reference......................................................................2
The Company..........................................................................................................3
Risk Factors ........................................................................................................4
Use of Proceeds ....................................................................................................10
Selling Shareholders ...............................................................................................10
Plan of Distribution ...............................................................................................10
Legal Matters ......................................................................................................11
Experts ............................................................................................................11

--------------------------------------------------------------------------------




                             UCI MEDICAL AFFILIATES,
                                      INC.



                                1,200,000 Shares


                                  Common Stock


                                  -------------
                                   PROSPECTUS
                                  -------------


                                   June , 1998


             -------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.          Other Expenses of Issuance and Distribution.

         The expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by the Company, are estimated as follows:

         SEC Registration Fee.............................................................................  $      542
         Printing Expenses...................................................................................... 2,000
         Legal Fees and Expenses.................................................................................5,000
         Accounting Fees and Expenses............................................................................2,000
         Miscellaneous Expenses..................................................................................  458
                                                                                                                ------
                  Total.......................................................................................$ 10,000
                                                                                                              ========

Item 15.          Indemnification of Directors and Officers

         Except as hereinafter set forth, there is no statute, charter provision, bylaw, contract or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against liability which such person may incur in such person's capacity as such.

         Section 145 of the Delaware General Corporation Law (the "Delaware Act"), provides the Registrant with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes and mandates the indemnification of the Registrant's directors under certain circumstances. The Registrant's Bylaws also provide the Registrant with the power and authority to the fullest extent legally permissible under the Delaware Act to indemnify its directors and officers, persons serving at the request of the Registrant or for its benefit as directors or officers of another corporation and persons serving as the Registrant's representatives or agents in certain circumstances. Pursuant to such authority and Bylaws provisions, the Registrant may purchase insurance against certain liabilities that may be incurred by it and its officers and directors.

Item 16.          Exhibits.

     Exhibit
     Number       Description

     5        --  Opinion of Nexsen Pruet Jacobs & Pollard, LLP.
     23.1     --  Consent of PriceWaterhouse LLP.

     23.2     --  Consent of Nexsen Pruet Jacobs & Pollard (included in their opinion filed as Exhibit 5).

Item 17.      Undertakings.

                   (a)     The undersigned Registrant hereby undertakes:

                          (1)                To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                          (i)                To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");


                                    (ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
                                             Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule
                                             424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective
                                             Registration Statement.

                                   (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information set forth in the Registration Statement;

                                             provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the
                                             information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the
                                             Commission by the Registrant pursuant to Section 13 or Section 15(d) of the
                                             Exchange Act that are incorporated by reference in the Registration
                                             Statement;

                           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this Offering.

                   (b) Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the
Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the
Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of South Carolina, on June 12, 1998.

                                 UCI MEDICAL AFFILIATES, INC.

                                 By:  /s/ M.F. MCFARLAND, III, M.D.
                                     M. F. McFarland, III, M.D.
                                     Chairman of the Board, President and
                                     Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 Signature                                       Title                                 Date
                 ---------                                       -----                                 ----

    /s/ M.F. McFARLAND, III, M.D.            Chairman of the Board, President and                 June 12, 1998
---------------------------------------
          M.F. McFarland, III, M.D.          Chief Executive Officer

    /s/  JERRY F. WELLS, JR.                 Chief Financial Officer, Executive Vice              June 12, 1998
---------------------------------------
         Jerry F. Wells, Jr.                 President of Finance, and Corporate
                                             Secretary (principal financial and
                                             accounting officer)

   /s/   RUSSELL J. FRONEBERGER              Director                                             June 12, 1998
-------------------------------
           Russell J. Froneberger

    /s/  HAROLD H. ADAMS, JR.                Director                                             June 12, 1998
---------------------------------
            Harold H. Adams, Jr.

    /s/   CHARLES M. POTOK                   Director                                             June 12, 1998
-----------------------------------
           Charles M. Potok

    /s/   THOMAS J. FAULDS                   Director                                             June 12, 1998
-----------------------------------
         Thomas J. Faulds

    /s/   ASHBY JORDAN, M.D.                 Director                                             June 12, 1998
---------------------------------
         Ashby Jordan, M.D.


                                INDEX TO EXHIBITS
         Exhibit
         Number            Description
         ------            -----------

         5        --       Opinion of Nexsen Pruet Jacobs & Pollard, LLP.
         23.1*    --       Consent of Price Waterhouse LLP.
         23.2     --       Consent of Nexsen Pruet Jacobs & Pollard (included
                           in their opinion filed as Exhibit 5).

----------------------

* - To be filed by amendment.
                                      II-4